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                                                                   EXHIBIT 10.02



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                            TIME BROKERAGE AGREEMENT

                                 BY AND BETWEEN

                      COCOLA MEDIA CORPORATION OF FLORIDA

                                      AND

                          PAXSON COMMUNICATIONS CORP.

                                      FOR

                TELEVISION STATION WHBI-TV, LAKE WORTH, FLORIDA

                                     AS OF

                                 MARCH 23, 1995


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                               TABLE OF CONTENTS

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     SECTION 1.  LEASE OF STATION AIR TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Effective Date; Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Scope  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Option to Renew  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6     Licensee Operation of Station  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7     Licensee Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.8     Programmer Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.9     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     SECTION 2.  STATION OBLIGATIONS TO ITS COMMUNITY OF LICENSE  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Licensee Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2     Additional Licensee Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3     Responsibility for Employees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

     SECTION 3.  STATION PROGRAMMING POLICIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Broadcast Station Programming Policy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Licensee Control of Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3     Programmer Compliance with Copyright Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.4     Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.5     Children's Television Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6     Payola . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.7     Cooperation on Programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.8     Staffing Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

     SECTION 4.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1     Programmer's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2     Licensee's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.4     Time Brokerage Challenge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

     SECTION 5.  ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE  . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1     Confidential Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.2     Political Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8







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
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     SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.2     Termination Requirements and Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.3     Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.4     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     SECTION 7.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.1     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.2     Call Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.3     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.8     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.10    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.11    No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13







                                     - ii -
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                            TIME BROKERAGE AGREEMENT



         TIME BROKERAGE AGREEMENT, made this 23rd day of March, 1995, by and between Cocola Media Corporation of Florida, a Delaware corporation (the "Licensee") and Paxson Communications Corp., a Delaware corporation (the "Programmer").

         WHEREAS, Licensee is seeking to acquire Television Station WHBI-TV, Lake Worth, Florida (the "Station") pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         WHEREAS, Programmer is involved in television station ownership and operation and programming.

         WHEREAS, the Licensee wishes to retain Programmer to provide programming for the Station that is in conformity with Station policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof.

         WHEREAS, Programmer agrees to use the Station to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensee's full authority to manage and control the operation of the Station.

         WHEREAS, Programmer and Licensee agree to cooperate to make this Time Brokerage Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.  LEASE OF STATION AIR TIME

         1.1 Representations. Both Licensee and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery, and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.

         1.2 Effective Date; Term. The effective date of this Agreement shall be the date of consummation of Licensee's acquisition of the Station following FCC approval (the "Closing"). It shall continue in force for an initial term of seven years from that date unless otherwise extended or terminated as set forth below.

         1.3 Scope. During the term of this Agreement and any renewal thereof, Licensee shall make available to Programmer broadcast time upon the Station as set forth in this

Agreement. Programmer shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control points as reasonably designated by Licensee. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide programming of Programmer's selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty-two hours per week. Notwithstanding the foregoing, the Licensee may designate such additional time as it may require without any adjustment of the monthly consideration to be paid to Licensee under Section 1.5 for the broadcast of programming necessary for the Station to broadcast news, public affairs, children's, religious and non-entertainment programming as required by the Licensee to meet its responsibilities as a licensee of the FCC. All program time not reserved by or designated for Licensee shall be available for use by Programmer and no other party.

         1.4     Option to Renew.  Subject to the termination provisions of
Section 6 hereof, this Agreement may be renewed for an additional term as mutually agreed upon by the Licensee and the Programmer.

         1.5 Consideration. As consideration for the air time made available hereunder Programmer shall make payments to Licensee as set forth in Attachments I and II.

         1.6 Licensee Operation of Station. Licensee will have full authority, power and control over the management and operations of the Station during the term of this Agreement and during any renewal of such term.
Licensee will bear all responsibility for Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, (the "Act") the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all operating costs of the Station, including but not limited to maintenance of the studio and transmitting facility and costs of electricity, except that Programmer shall be responsible for the costs of its programming as provided in Sections 1.8 and 2.3 hereof. Licensee shall employ at its expense management level and other employees consisting of a General Manager and such operational and other personnel as required in order to comply with FCC regulations and policies and as outlined in the budget previously provided to Programmer, who will direct the day-to-day operations of the Station, and who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Station and shall maintain insurance satisfactory to Programmer covering the Station's transmission facilities. During the term of the Agreement and any renewal hereof, Programmer agrees to perform, without charge, routine monitoring of the Station's transmitter performance and tower lighting by remote control, if and when requested by Licensee.

         1.7 Licensee Representations and Warranties. Licensee represents and warrants as follows:

                 (a) Licensee owns and holds or will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this Agreement. There is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon the Licensee, the Station or upon Licensee's ability to perform this Agreement. Licensee shall not take any action or omit to take any action which would have an adverse impact upon the Licensee, the Station or upon Licensee's ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any renewal thereof, will be filed in a timely and complete manner. During the term of this Agreement and any renewal thereof, Licensee shall not dispose of, transfer, assign or pledge any of Licensee's assets and properties except with the prior written consent of the Programmer, if such action would adversely affect Licensee's performance hereunder or the business and operations of Licensee or the Station permitted hereby.

                 (b) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Station including salaries and benefits of its employees, lease payments, utilities, taxes, programming expenses, etc., as set forth in Attachment II (except those for which a good faith dispute has been raised with the vendor or taxing authority), and shall provide Programmer with a certificate of such timely payment within thirty (30) days of the end of each month.

         1.8 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP and BMI music license fees for all programming provided by Programmer. Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement.

         1.9 Contracts. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval.


SECTION 2.  STATION OBLIGATIONS TO ITS COMMUNITY OF LICENSE

         2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of viewers in Lake Worth, Florida, the station's service area and the educational and informational needs of children. From time to time the Licensee shall air specific programming on issues of importance to the local community and educational and informational programming for children. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

         2.2 Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Station, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the good faith judgment of Licensee, is of greater local or national public importance. Licensee shall also coordinate with Programmer the Station's hourly station identification and any other announcements required to be aired by FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Station's principal community contour, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all material required by Section 73.3526 of the FCC's Rules, including without limitation the Station's quarterly issues and program lists; information concerning the broadcast of children's educational and informational programming; and documentation of compliance with commercial limits applicable to certain children's television programming. Programmer shall provide Licensee with such information in a timely fashion concerning Programmer's programs and advertising as is necessary to assist Licensee in the preparation of such information. Licensee shall also maintain the station logs and control and oversee any remote control point which may be established for the Station.

         2.3 Responsibility for Employees and Expenses. Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming (including, but not limited to, salespeople, technical staff, traffic personnel, board operators and programming staff). Licensee may, in cooperation with Programmer, utilize Programmer's personnel for the broadcast transmission of its own programs pursuant to Section 1.3 hereof but will be responsible for the salaries, taxes, benefits, insurance and related costs for all the Licensee's employees used in the broadcast transmission of its programs and necessary to other aspects of Station operation. Whenever on the Station's premises, all personnel shall be subject to the overall supervision of Licensee's General Manager.

SECTION 3.  STATION PROGRAMMING POLICIES

         3.1 Broadcast Station Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment III hereto and which may be amended in a reasonable manner from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by Licensee or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment III hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Programmer. If Licensee determines that a program supplied by Programmer is for any reason, within Licensee's sole discretion, unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to Programmer (to the extent time permits such notice), suspend or cancel such program without liability to Programmer. Licensee will use reasonable efforts to provide such written notice to Programmer prior to the suspension or cancellation of such program.

         3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Station. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programmer's programming which Licensee believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming supplied to Licensee and shall give Licensee at least twenty-four (24) hours notice of substantial and material changes in such programming.

         3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

         3.4 Sales. Programmer shall retain all of the Station's network compensation revenues, any revenues received from any network or program supplier with respect to affiliation or use of programming by Programmer, any retransmission consent revenues and all revenues from the sale of advertising time within the programming it provides to the Licensee. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee. Unless otherwise agreed between the parties, Licensee shall retain all revenues from the sale of Station's advertising during the hours each week in which the Licensee airs its own programming pursuant to this Agreement.

         3.5 Children's Television Advertising. Programmer agrees that it will not broadcast advertising within programs originally designed for children aged 12 years and under in excess of the amounts permitted under applicable FCC rules, and will take all steps necessary to pre-screen children's programming broadcast during the hours it is providing such programming, to establish that advertising is not being broadcast in excess of the applicable FCC rules.

         3.6 Payola. Programmer agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Programmer agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Attachment IV.

         3.7 Cooperation on Programming. Programmer and Licensee mutually acknowledge their interest in ensuring that the Station serves the needs and interests of viewers in Lake Worth and the surrounding service area and agree to cooperate to provide such service. Licensee shall, on a regular basis, assess the issues of concern to residents of Lake Worth and the surrounding area and address those issues in its public service programming. Programmer, in cooperation with Licensee, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. Licensee will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Station's public inspection file as required by FCC rules. Further, Programmer shall provide to Licensee in a timely fashion, information concerning such of Programmer's programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Licensee shall also evaluate the local need for children's educational and informational programming and shall inform Programmer of its conclusions in that regard. Licensee, in cooperation with Programmer, will ensure that educational and informational programming for children is broadcast over the Station in compliance with applicable FCC requirements. Programmer shall also provide Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the Commission or other local, state or federal government entities.

         3.8 Staffing Requirements. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

SECTION 4.  INDEMNIFICATION

         4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from (i) Programmer's breach of any representation, warranty, covenant or agreement contained in this Agreement, or
(ii) any action taken by Programmer or its employees and agents with respect to the Station, or any failure by Programmer or its employees and agents to take any action with respect to the Station, including, without limitation, Damages relating to violations of the Act or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by Programmer and Programmer's broadcast and sale of advertising time on the Station.

         4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's operations and broadcasts to the extent permitted by law and any action taken by the Licensee or its employees and agents with respect to the Station, or any failure by Licensee or its employees and agents to take any action with respect to the Station.

         4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

         4.4 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Station's license renewal application, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall reform the Agreement as necessary to satisfy the FCC Staff's concerns or, at Programmer's option and expense, seek reversal of the Staff's decision and approval from the full Commission or a court of law.


SECTION 5.  ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE

         5.1 Confidential Review. Prior to the commencement of any programming by Programmer under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee shall be entitled to review at its discretion from time to time on a confidential basis any of Programmer's programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), and copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

         5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Programmer, and Programmer shall promptly supply to Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensee, in consultation with Programmer, shall develop a statement which discloses its political broadcasting policies to political candidates, and Programmer shall follow those policies and rates in the sale of political programming and advertising. In the event that Programmer fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall either provide rebates to political advertisers or release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee.

SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT

         6.1 Termination. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                 (a) subject to the provisions of Section 7.9, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                 (b) subject to the provisions of Section 6.2(b), the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                 (c)      the mutual consent of both parties;

                 (d) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Buyer and Seller, to remove and/or eliminate the violation; or

                 (e) by either party upon six months written notice to the other party.

         6.2     Termination Requirements and Procedures.

                 (a)      Programmer may terminate this Agreement pursuant to
Section 6.1(e) hereof only if it pays Licensee upon termination an amount equal to twelve times the monthly compensation due for the month preceding the notice of termination by Programmer pursuant to Attachments I and II.

                 (b)      Licensee may terminate this Agreement pursuant to
Section 6.1(e) hereof only if it pays Programmer Liquidated Damages, calculated in accordance with Attachment V.

                 (c) If a notice of termination pursuant to Section 6.1(b) is contested by the other party pursuant to Section 7.10 hereof, such termination shall not be effective unless and until there is a decision of an arbitration panel permitting such termination.

                 (d) During any period prior to the effective date of any termination of this Agreement, Programmer and Licensee agree to cooperate in good faith to ensure that Station operations will continue, to the extent possible, in accordance with the terms of this Agreement and that the termination of this Agreement is effected in a manner that will minimize, to the extent possible, the resulting disruption of the Station's ongoing operations.

         6.3 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, or for power reductions necessitated for maintenance of the Station or for maintenance of other stations located on the tower from which the Station will be broadcasting, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer for reimbursement or reduction of the consideration owed to Licensee.

         6.4 Other Agreements. During the term of this Agreement or any renewal hereof, Licensee will not enter into any other programming agreement with any third party that would conflict with or result in a material breach of this Agreement by Licensee.

SECTION 7.  MISCELLANEOUS

         7.1     Assignment.

                 (a) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, delegated, encumbered, hypothecated or otherwise transferred without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Programmer shall have the right to collaterally assign its rights and interests hereunder to its senior lenders.

                 (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 (c) Licensee agrees to enter into such agreements and confirmations as Programmer's senior lenders may reasonably require: (i) to acknowledge and confirm any collateral assignment of this Agreement to such senior lenders; (ii) to provide for simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the 30-day period specified in Section 6.1(b) hereof, to such senior lenders of any default by Programmer under this Agreement; (iii) to provide simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the expiration of the 30-day period specified in Section 6.1(b) hereof, to such senior lenders prior to any election or action by Licensee to terminate or cancel this Agreement pursuant to Section 6.1(b) and, if requested by such senior lenders, to enter into a new Agreement on the same terms and conditions as this Agreement with such senior lenders or their nominee, successor or purchaser who (x) possesses all requisite qualifications to hold FCC licenses and does in fact hold FCC licenses directly or through affiliates, (y) has not had an authorization issued by the FCC revoked or an application for license renewal denied by the FCC, and (z) possesses the financial capacity to perform Programmer's obligations hereunder ("Lenders' Assignee"); (iv) in the event that such senior lenders shall be entitled to foreclose or otherwise acquire Programmer's interest in this Agreement, or if such senior lenders (or their nominee, successor or purchaser who qualifies as a "Lenders' Assignee") shall have elected to enter into a new Agreement, on the same terms and conditions as this Agreement, with Licensee, to enable such senior lenders to acquire Programmer's interest in this Agreement or assign such interest to any purchaser or assignee of such senior lenders who qualifies as a "Lenders' Assignee", or require Licensee to enter into a new Agreement, on the same terms and conditions as this Agreement, directly with any purchaser or assignee of such senior lenders who qualifies as a "Lenders' Assignee"; and (v) provide for such other assurances as such senior lenders shall reasonably request in connection with the exercise of their rights under this paragraph 7.1(c).

         7.2 Call Letters. Upon request of Programmer, subject to the consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Station

(with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee must coordinate with Programmer any proposed changes to the call letters of the Station before taking any action to change such letters.

         7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         7.4 Entire Agreement. This Agreement and the Attachments hereto embodies the entire agreement and understanding of the parties relating to the operation of the Station. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in
Section 1.5 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

         7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida.

         7.8 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

         To Programmer:   Paxson Communications Corp.
                                  18401 U.S. Highway 19 North
                                  Clearwater, FL  34624
                                  Telecopy:  (813) 536-0208
                                  Telephone: (813) 536-2211

         To Licensee:             Cocola Media Corporation of Florida
                                  706 W. Herndon Avenue
                                  Fresno, CA   93650
                                  Telecopy:  (209) 435-3201
                                  Telephone: (209) 438-6666

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 7.8.

         7.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of, and economic benefit to, the parties as embodied in the provision of this Agreement which is to be so modified.

         7.10 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Miami, Florida by a panel of three arbitrators. Licensee and Programmer shall each designate one disinterested arbitrator and the two arbitrators designed shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensee or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section; or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section.

         7.11 No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between the Licensee and the Programmer.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                          LICENSEE:  COCOLA MEDIA CORPORATION OF FLORIDA



                                  By:
                                     ------------------------------------------
                                           Name:
                                           Title:



                          PROGRAMMER:  PAXSON COMMUNICATIONS CORP.



                                  By:
                                     ------------------------------------------
                                           Name:
                                           Title:

                                  ATTACHMENT I

                             Compensation Schedule

         Upon the effective date of this Agreement, Programmer shall have paid Licensee a fee equal to the lesser of One Hundred Thousand Dollars ($100,000) or two months operating expenses for the Station (as detailed on Attachment
II).

         Programmer shall also reimburse Licensee on a monthly basis for Licensee's payment of Station expenses listed on Attachment II upon receipt from the Licensee of a certificate (with attached invoices, etc.) documenting payment of those expenses.

         Programmer shall also pay to Licensee the sum of Twenty-Five Thousand Dollars ($25,000) each quarter during the term of this Agreement payable in advance (the "License Service Fee"). The Licensee Service Fee for the first quarter shall be payable upon the effective date of this Agreement.

         Payments shall be made by delivery of a check to Licensee at an address to be designated.

                                 ATTACHMENT II

                           Station Operating Expenses


1. Employee salaries and fringe benefits, including withholding taxes and health insurance in an amount not to exceed $50,000 per year

2.       FCC filing and regulatory fees

3. Local, state and federal property taxes, license fees and similar regulatory charges

4.       Professional fees for attorneys, engineers, accountants

5. Lease payments for studio, tower and transmitter sites, and equipment leases

6.       Electric power and utilities

7. Telephone and facsimile charges, copying, printing, postage and similar administrative expenses

8.       Music licensing fees

9.       Spare parts and tubes, including Klystron tubes, if necessary

10. Routine maintenance engineering services, control operator services and chief operator services as required in order to comply with
         Section 73.1870 of the FCC rules

11. Capital equipment required to keep the Station in compliance with FCC requirements (e.g., equipment to comply with new EBS rules)

12.      Monthly payments of principal and interest on purchase money financing

13. Travel and related expenses (such as hotel and car rental) of shareholder of Licensee for no more than four round trips per year to the Station

14. Administrative, legal, filing fees and related expenses incurred to comply with requirements of Security Agreement, Pledge Agreement, collateral assignments and mortgages

15. Program acquisition and production costs for programming broadcast by Licensee in order to comply with FCC requirements applicable to Time Brokerage Agreements

The above list is not intended to be all inclusive, but is for illustrative purposes only.

                                 ATTACHMENT III

                 Broadcast Station Programming Policy Statement

                 BROADCAST STATION PROGRAMMING POLICY STATEMENT

         The following sets forth the policies generally applicable to the presentation of programming and advertising over Television Station WHBI-TV, Lake Worth, Florida. All programming and advertising broadcast by the station must conform to these policies and to the provisions of the Communications Act of 1034, as amended [the "Act"], and the Rules and Regulations of the Federal Communications Commission ["FCC"].

Station Identification

The station must broadcast a station identification announcement once an hour as close to the hour as feasible in a natural break in the programming. The announcement must include (1) the station's call letters (currently, WHBI); followed immediately by (2) the station's city of license (Lake Worth, Florida).

Broadcast of Telephone Conversations

Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrent, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the station to broadcast telephone calls.

Sponsorship Identification

When money, service, or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the station at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the station in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.

Prior to any sponsored broadcast involving political matters or controversial issues, the station shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the station's public inspection file.

Payola/Plugola

The station, its personnel, or its programmers shall not accept or agree to accept from any person any money, service, or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the station so that all required station identification announcements can be made. All persons responsible for station programming must, from time to time, execute such documents as may be required by station management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

Rebroadcasts

The station shall not rebroadcast the signal of any other broadcast station without first obtaining such station's prior written consent to such rebroadcast.

Fairness

Station shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

Personal Attacks

The station shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

Political Editorials

Unless specifically authorized by station management, the station shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

Political Broadcasting

All "uses" of the station by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

Obscenity and Indecency

The station shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

The station shall not broadcast any indecent material outside of the periods of time prescribed by the Commission. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

Billing

No entity which sells advertising for airing on the station shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the
subject of the bill or invoice.   No entity which sells advertising for airing
on the station shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

Contests

Any contests conducted on the station shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

Hoaxes

The station shall not knowingly broadcast false information concerning a crime or catastrophe.

Children's Programming

The station shall broadcast reasonable amounts of educational and informational programming designed for children aged 16 years and younger.

Children's Advertising

Programming designed for children aged 12 years and younger shall not include more than 12 minutes of commercial matter per hour, Monday through Friday, and shall not include more than

10.5 minutes of commercial matter per hour on weekend programming. There shall be no host selling, as that term is defined by the FCC, in children's programming on the station.

Emergency Information

Any emergency information which is broadcast by the station shall be transmitted both aurally and visually or only visually.

Lottery

The station shall not advertise or broadcast any information concerning any lottery (except the Florida State Lottery and any other state lottery). The station may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if and only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by station management.

Advertising

Station shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

Programming Prohibitions.

Knowing broadcast of the following types of programs and announcements is prohibited:

         False Claims.  False or unwarranted claims for any product or service.

         Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

         Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

         Profanity . Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by station management.

         Violence.  Any programs which are excessively violent.

         Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                                 ATTACHMENT IV

                                Payola Statement

                            FORM OF PAYOLA AFFIDAVIT


City of ________________________                            )
                                                            )
County of ______________________                   )        SS:
                                                            )
State of _______________________                            )

                         ANTI-PAYOLA/PLUGOLA AFFIDAVIT

________________________, being first duly sworn, deposes and says as follows:

1.       He is _____________________ for _____________________.
                                  Position

2.       He has acted in the above capacity since ____________.

3. No matter has been broadcast by Station _____ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he is aware, no matter has been broadcast by Station _____ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station ____ or by any independent contractor engaged by Station _____ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, he will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation of presentation of broadcast matter on Station _____.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He, his spouse and his immediate family do___ do not___ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

         1.      The publishing of music;

         2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

         3. The exploitation, promotion, or management or persons rendering artistic, production and/or other services in the entertainment field;

         4. The ownership or operation of one or more radio or television stations;

         5. The wholesale or retail sale of records intended for public purchase;

         6. Advertising on Station _____, or any other station owned by its licensee (excluding nominal stockholdings in publicly owned companies).

8.       The facts and circumstances relating to such interest are none     as
                                                                       ----
         as follows    :
                   ----

         ----------------------------------------------------------------------

         ----------------------------------------------------------------------




                                         --------------------------------------
                                  Affiant

Subscribed and sworn to before me
this        day of                , 19   .
     ------        ---------------    ---



------------------------------------------
Notary Public

My Commission expires:                    .
                       -------------------

                                  ATTACHMENT V


                               Liquidated Damages

         Licensee acknowledges that Programmer will make a substantial advance payment in order to enter into the Time Brokerage Agreement; that Programmer will acquire certain assets associated uniquely with the Station's operation and will enter into various long-term agreements with program suppliers and other third parties to produce programming for the Station at substantial expense and risk; that Programmer will recruit, hire and maintain a staff of employees dedicated to acquiring and producing quality programming to be broadcast on the Station; and that Programmer will make substantial investments in additional hard assets to produce quality programming for the Station. Licensee also acknowledges that Programmer will make substantial investments, both in tangible and intangible terms, to promote the Station under the Time Brokerage Agreement, to create a unique image for the Station, and to develop a competitive position in the market for the Station and that such efforts on the part of Programmer will add substantial value to the Station. Licensee and Programmer acknowledge and agree that any measure of actual damages cannot compensate Programmer for the loss of Licensee's performance under this Agreement and that the true measure of damages to Programmer for termination or material breach of the Time Brokerage Agreement by Licensee is incapable of accurate estimation with reasonable certainty. Licensee and Programmer therefore agree that it is a fair and reasonable forecast of just compensation for the harm caused to be measured by liquidated damages, as defined in subparagraph (a) of this Attachment, to be paid to Programmer upon the termination or material breach of the Time Brokerage Agreement by Licensee.

         (a) "Liquidated Damages" shall mean an amount equal to funds expended and/or committed to be expended by Programmer (except (i) with respect to items (3) through (8) below, such expenditures and/or commitments shall be consistent with industry practices and (ii) to the extent not theretofore recovered by Programmer from the Station 's gross revenues prior to the termination or material breach) in each of the following categories:

                 (1) the full value of all of Programmer's capital expenditures incurred in connection with this Agreement, less any consideration received by Programmer as a consequence of any sale of such assets;

                 (2) the advance fee payment described in Attachment I, less _________________________ Dollars ($____________) for each full year the Time Brokerage Agreement is in effect;

                 (3) the full value of all service contracts and programming agreements assumed and entered into by Programmer for purposes of providing programming and advertising to be broadcast on the Station, which Programmer owns at the time of termination or breach less any consideration received by Programmer as a consequence of its good faith efforts to sell or assign such agreements;

                 (4) the full value of all severance and employee benefit packages that Programmer, in its discretion, shall provide to employees whose services would not be required in the absence of the Time Brokerage Agreement;

                 (5) the full value of any contract with third parties, which could not be performed owing to termination of breach, for services to be rendered in connection with programming provided to the Station including, without limitation, producers, advertising salespeople, technicians, engineers, and any other independent contractors whose services would not be required in the absence of the Time Brokerage Agreement;

                 (6) the full value of all expenses incurred to promote the Station and position the Station in the marketplace;

                 (7) all corporate, legal, administrative, professional and brokerage expenses attributable to Programmer's negotiation and performance of the Time Brokerage Agreement; and

                 (8) the good will and intangible value associated with Programmer's efforts under this Agreement to create a unique image and competitive market position for the Station.

         (b) Should Licensee terminate or materially breach the Time Brokerage Agreement, Programmer shall submit its computation of Liquidated Damages under the categories set forth above to a "Big Six" accounting firm mutually acceptable to the parties for independent auditing and verification. Within thirty (30) days of verification, Licensee agrees to tender payment of all verified amounts to Programmer; provided, however, that if Licensee objects to any particular enumerated component of the Liquidated Damages, as verified, it shall notify Programmer of such objection within fifteen (15) days of verification. If thereafter Programmer and Licensee cannot agree as to the amount of the objectionable component, either party shall have the right to elect to arbitrate such dispute pursuant to Section 7.10 of the Time Brokerage Agreement provided it gives written notice of its election to arbitrate by the thirtieth (30) day following the date of Licensee's objection to Programmer's verification. Notwithstanding that Licensee may question a particular component of the Liquidated Damages and either party may elect arbitration of the dispute, the reminder of the items comprising the Liquidated Damages shall be paid by Licensee to Programmer within thirty (30) days of accounting verification, as specified above. No payment shall be required as to any contested component until the earlier of (i) Programmer and Licensee reaching an agreement on the amount or (ii) entering of the arbitration award.

         (c) If any category of Liquidated Damages is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the categories of

Liquidated Damages shall not be affected thereby, and the parties agree to use their best efforts to negotiate a replacement category that is not invalid, illegal or unenforceable.